Consent of Independent Auditors
                         -------------------------------

The Board of Directors
Thinking Tools, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated August 16, 1996, except as to Note 13, which is as of August 28, 1996, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might results from the outcome of that uncertainty.

                                        /s/ KPMG Peat Marwick LLP
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San Jose, California
October 18, 1996